Exhibit 99.1

News Release	For Immediate Release
July 7, 2004
Greer State Bank	For Additional Information
1111 West Poinsett Street	Contact: Dennis Hennett
Greer, SC 29650	Phone: (864) 848-5118

Kenneth M. Harper Joins Greer State Bank as President

Kenneth M. Harper has been named president of Greer State Bank, parent company Greer Bancshares Inc. announced Wednesday.

R. Dennis Hennett, who has served as president of Greer State Bank since its inception in 1988, will continue as chief executive officer as part of the Bank’s succession planning until his scheduled retirement in June 2008.

“We are very pleased to have a banker and leader of Ken Harper’s ability and experience join our bank as part of our executive team,” Mr. Hennett said. “We are confident that Ken will strengthen our organization and help us continue our commitment to serving the greater Greer community as a profitable, community bank.”

Mr. Harper, a native of Cincinnati, Ohio, and 1986 graduate of Duke University, was most recently Executive Vice President, Senior Commercial Banker for Carolina First Bank in Greenville.

He began his banking career in June 1986 with First Union National Bank in Charlotte, North Carolina, as a corporate associate. After completing the corporate training program, Mr. Harper performed and progressed in a variety of banking responsibilities in several markets served by First Union, including corporate banking, private banking, commercial lending, and commercial real estate lending.

Mr. Harper joined Carolina First in 1995, serving and progressing as a commercial lending officer, commercial banking manager, and executive vice president and market president. He received his graduate banking diploma from the Banking School of the South at Louisiana State University in 1999.

Mr. Harper has been active in a variety of community activities in the Upstate, including the United Way, South Carolina Special Olympics, and the CARY Center. He and his wife and two children reside in the Greer community.

Greer State Bank is now in its sixteenth year of operations with $225 million in total assets and serves Greer with three locations. The bank plans to open a new office in the Taylors Community in May 2005. The stock symbol for Greer Bancshares Incorporated is GRBS, and the stock is quoted on the over-the-counter (OTC) market.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.